CONTACT: DANIEL J. WAIBEL
Chief Financial Officer
(920) 482-1920

JOANN HORNE
Investor Relations
(415) 445-3233

Orion Energy Systems, Inc. Announces Fiscal 2008 Third Quarter Financial Results

PLYMOUTH, WI, February 6, 2008 — Orion Energy Systems, Inc. (NASDAQ: OESX), a power technology enterprise which completed its initial public offering on December 24, 2007, today announced its financial results for its fiscal 2008 third quarter and nine months ended December 31, 2007.

Business Highlights

•	Completed initial public offering, raising net proceeds to Orion of $78.6 million.

•	Issued U.S. patent on the Apollo Light Pipe, totaling 17 Orion patents to date.

•	Received Super Nova award from the Alliance to Save Energy.

•	Expanded list of Fortune 500 customers to 90.

•	Recognized as supplier of the year by Sysco Foods.

“I am extremely pleased with results to date, both increasing revenue and profitability,” commented Neal Verfuerth, CEO of Orion Energy Systems. “We posted solid growth in all our financial metrics, expanded our installed base and received a number of important validations. As I look forward, I am confident in our ability to achieve our goal of at least 62% annual revenue growth for fiscal 2008.”

Financial Summary

Revenue. Total revenue was $23.3 million for Orion’s fiscal 2008 third quarter, which resulted in year to date revenues of $58.4 million compared to $13.6 million for Orion’s fiscal 2007 third quarter and $33.9 million for the nine months ended December 31, 2006. Revenue increased 73% year over year.

Gross Margin. Gross profit was $8.3 million for Orion’s fiscal 2008 third quarter, which resulted in year to date gross profit of $20.2 million compared to $4.4 million for Orion’s fiscal 2007 third quarter and $11.0 million for the nine months ended December 31, 2006. Gross profit increased 83% year over year. These increases were primarily the result of improved absorption of fixed costs resulting from increased sales volume.

Operating Expenses. Total operating expenses were $6.0 million (inclusive of $0.4 million of non-cash stock-based compensation expense) for Orion’s fiscal 2008 third quarter, which resulted in year to date expenses of $14.4 million compared to $3.4 million (inclusive of $0.1 million of non-cash stock-based compensation expense) for Orion’s fiscal 2007 third quarter and $9.6 million for the nine months ended December 31, 2006. Operating expenses increased 50% year over year. Included in Orion’s third quarter fiscal 2008 operating expenses were $0.8 million of compensation charges relating to the completion of its initial public offering.

Operating Income. Operating income was $2.3 million for Orion’s fiscal 2008 third quarter, which resulted in year to date operating income of $5.8 million compared to $0.9 million for Orion’s fiscal 2007 third quarter and $1.4 million for the nine months ended December 31, 2006. Operating income increased 298% year over year.

Net Income. Net income was $1.2 million for Orion’s fiscal 2008 third quarter, which resulted in year to date net income of $3.0 million compared to $0.6 million for Orion’s fiscal 2007 third quarter and $0.6 million for the nine months ended December 31, 2006. Net income increased 423% year over year. Earnings per diluted share were $0.05 for the fiscal 2008 third quarter and $0.15 for the nine months ended December 31, 2007 compared to $0.03 for both the quarter and nine months ended December 31, 2006.

Cash. As of December 31, 2007, Orion had cash and cash equivalents totaling $83.3 million, an increase of $83.0 million since March 31, 2007, primarily as a result of Orion’s initial public offering, including the exercise of the underwriters’ over-allotment option, in December 2007.

Conference Call

Orion will host a conference call on Wednesday, February 6, at 5:30 p.m. Eastern (4:30 p.m. Central/2:30 p.m. Pacific) to discuss details regarding its fiscal 2008 third quarter and year to date performance. Domestic callers may access the earnings conference call by dialing 877-627-6580 (International callers, dial 719-325-4929). Investors and other interested parties may also go to the Investor Relations section of Orion’s website at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

Orion Energy Systems, Inc. (Nasdaq: OESX) is a leading power technology enterprise that designs, manufactures and implements energy management systems, consisting primarily of high-performance, energy efficient lighting systems and controls and related services, for commercial and industrial customers without compromising their quantity or quality of light.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (ii) the market acceptance of Orion’s products and services; (iii) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (iv) loss of one or more key customers or suppliers; (v) a reduction in the price of electricity; (vi) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (vii) increased competition from government subsidiaries and utility incentive programs; (viii) dependence on customers’ capital budgets for sales of products and services; (ix) Orion’s ability to effectively manage its anticipated growth; and (x) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and Orion undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)

Condensed Consolidated Statements of Operations
For the three and nine months ended December 31, 2006 and 2007
(unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2006	2007	2006	2007
Revenue	$13,563	$23,311	$33,874	$58,437
Cost of revenue	9,200	15,057	22,833	38,258

Gross profit	4,363	8,254	11,041	20,179
Operating expenses:
General and administrative	1,614	3,288	4,219	6,766
Sales and marketing	1,551	2,260	4,677	6,309
Research and development	257	454	697	1,334

Total operating expenses	3,422	6,002	9,593	14,409

Income from operations	941	2,252	1,448	5,770
Other income (expense):
Interest expense	(261)	(648)	(774)	(1,272)
Dividend and interest income	16	286	28	480

Total other income (expense)	(245)	(362)	(746)	(792)

Income before income tax	696	1,890	702	4,978
Income tax expense	136	737	137	2,023

Net income	560	1,153	565	2,955
Accretion of redeemable preferred stock
and preferred stock dividends	(79)	(75)	(125)	(225)
Participation rights of preferred stock
in undistributed earnings	(168)	(259)	(135)	(775)

Net income attributable to common
shareholders	$313	$819	$305	$1,955

Basic net income per share attributable
to common shareholders	$0.03	$0.06	$0.03	$0.17
Weighted-average common shares
outstanding	9,071,133	13,889,162	9,025,740	11,774,702
Diluted net income per share
attributable to common shareholders	$0.03	$0.05	$0.03	$0.15
Weighted-average common shares and
share equivalents outstanding	16,875,857	22,858,230	16,012,564	20,752,432
Supplemental information:
FAS 123R compensation expense
Cost of revenue	$5	$24	$11	$68
General and administrative	27	185	85	565
Sales and marketing	26	157	76	267
Research and development	4	13	13	29

Total	$62	$379	$185	$929

Cash incentive compensation related
to completion of initial public
offering included in general and
administrative expenses	--	$742	--	$742
Stock appreciation right expense
related to completion of initial
public offering included in
general and administrative expenses	--	$27	--	$27

Condensed Consolidated Balance Sheets
As of March 31, 2007 and December 31, 2007 (unaudited)

	March 31, 2007	December 31, 2007
Cash and cash equivalents	$285	$83,295
Current assets	22,619	117,820
Property, plant and equipment, net	7,588	8,676
Total assets	33,583	128,763
Current liabilities	8,539	12,885
Long term debt	10,603	4,457
Total temporary equity and shareholders’ equity	14,308	111,240

Condensed Consolidated Statements of Cash Flows
For the nine months ended December 31, 2006 and 2007
(unaudited)

	Nine months ended December 31,
	2006	2007
Cash used in operating activities	$(4,931)	$(2,115)
Cash used in investing activities	(495)	(1,821)
Cash provided by financing activities	4,501	86,946
Net increase (decrease) in cash and cash equivalents	(925)	83,010